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Contact:
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Camilla Jenkins/Media Relations
201-847-5369
Dean Paranicas/Investor Relations
201-847-7102

           BD Announces Election of James Orr to Board of Directors

Franklin Lakes, NJ (November 28, 2000) -- BD (Becton, Dickinson and Company)(NYSE: BDX) today announced the election of James F. Orr to the Board of Directors.

Mr. Orr, 54, is chairman, president and chief executive officer of Convergys Corporation (NYSE:CVG), the world's largest provider of outsourced billing and customer management services.

Mr. Orr was elected chairman of Convergys in April 2000, and has been president and chief executive officer since 1998. Prior to that, he served as chief operating officer and as a director of Cincinnati Bell Inc. At Cincinnati Bell, he was chairman and president of Cincinnati Bell Information Systems and MATRIXX Marketing, the businesses that today make up Convergys. Mr. Orr joined Cincinnati Bell Inc. in 1988, after more than 20 years of domestic and international experience in sales and marketing with Proctor & Gamble.

"BD is pleased to welcome Mr. Orr as a director. He is a recognized leader in his industry, who has built an international business by focusing on the changing needs of today's customers. We look forward to the contributions he will make at BD," said Clateo Castellini, chairman of the Board of Directors of BD.

BD is a medical technology company that manufactures and sells a broad range of supplies, devices and systems for use by healthcare professionals, medical research institutions, industry and the general public. For the fiscal year ended September 30, 2000, BD reported total revenues of $3.6 million.